Exhibit 10.3B

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (“First Amendment”) is made and entered into as of September 16, 2016, by and between HCP LS REDWOOD CITY, LLC, a Delaware limited partnership (“Landlord”), and REVOLUTION MEDICINES, INC., a Delaware corporation (“Tenant”).

R E C I T A L S

A. Landlord and Tenant are parties to the Lease dated January 15, 2015 (the “Lease”), pursuant to which Tenant leases approximately 41,916 rentable square feet of space (the “Premises”) consisting of the entire building (“Building”) located at 700 Saginaw Drive, Redwood City, CA.

B. Tenant entered into that certain Sublease, of a portion of the Building, dated as of July 15, 2015 (the “Original Pliant Sublease”) with Pliant Therapeutics, Inc. (“Pliant”) (which was mistakenly described therein as “Pliant Therapeutics, LLC”). Tenant and Pliant intend to enter into an Amended and Restated Sublease pursuant to which Tenant will sublease additional space to Pliant for a longer period of time that set forth in the Original Pliant Sublease (“Amended and Restated Sublease”). Initial sublease was consented to by Landlord pursuant to a Consent to Sublease dated September 4, 2015: Tenant and Pliant are “under common control” within the meaning of Section 14.8 of the Lease and therefore no consent of Landlord is required in connection with the Amended and Restated Sublease, however Landlord’s consent to the planned alterations required by the Amended and Restated Sublease (the “Lab Improvements”) will be required.

C. The parties desire to amend the Lease on the terms and conditions set forth in this First Amendment.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this First Amendment.

2. Condition of the Premises; Conditions; Effective Date. Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Lease, and therefore Tenant continues to accept the Premises in its presently existing, “as is” condition. Except as expressly set forth in the Tenant Work Letter attached to the Lease, as amended by this First Amendment (the “Tenant Work Letter”), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. This First Amendment is conditioned upon (a) the full execution and delivery of the Amended and Restated Sublease, and (b) Landlord’s consent to the Lab Improvements in form and substance satisfactory to Tenant and Pliant (the “Conditions to Effectiveness”). In the event the Conditions to

Effectiveness have not been satisfied by October 31, 2016, Tenant may terminate this First Amendment by written notice to Landlord. The “Effective Date” of this First Amendment shall be the date upon which all of the following have occurred: Landlord and Tenant have executed and delivered this First Amendment, the Amended and Restated Sublease has fully executed and delivered, and the Landlord has delivered to Tenant the Landlord’s consent to the Lab Improvements, in form and substance satisfactory to Tenant and Pliant.

3. Extended Lease Term. Pursuant to the Lease, the Lease Term is scheduled to expire on April 30, 2022. Landlord and Tenant hereby agree to extend the Lease Term for a period of one (1) year, from May 1, 2022, through April 30, 2023 (the “Extended Term”), on the terms and conditions set forth in the Lease, as hereby amended by this First Amendment, unless sooner terminated as provided in the Lease.

3.1 Option to Extend Lease Term. Landlord and Tenant acknowledge and agree that the Extended Term provided herein shall not be deemed to represent the Tenant’s option to extend the Lease Term as provided in Section 2.2 of the Lease, and that Tenant shall continue to have one (1) option to extend the Lease Term for a period of five (5) years in accordance with, and pursuant to, the terms of, Section 2.2 of the Lease.

4. Rent.

4.1 Base Rent. Prior to May 1, 2022, Tenant shall continue to pay monthly installments of Base Rent for the Premises in accordance with the terms of the Lease. During the Extended Term, Tenant shall pay monthly installments of Base Rent for the Premises as follows:

Period During Extended Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Square Foot
May 1, 2022 April 30, 2023	$2,102,095.635	$175,174.64	$4.179

4.2 Direct Expenses. Throughout the Extended Term, Tenant shall continue to pay Tenant’s Share of all Direct Expenses in accordance with the terms of the Lease.

5. No Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, occurring by, through, or under the indemnifying party. The terms of this Section 5 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

6. California Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges that the Common Areas and the Premises have not undergone inspection by a Certified Access Specialist (CASp).

7. Modification of Tenant Work Letter; Lab Improvements Allowance. Section 2.1 of the Tenant Work Letter attached as Exhibit B to the Lease is hereby amended as follows:

7.1 The second sentence of the first paragraph of Section 2.1 is amended to read as follows: “In no event shall the Landlord be obligated to make disbursements pursuant to this Work Letter or otherwise in connection with Tenant’s design and construction of the Tenant Improvements or any Tenant Improvement Allowance Items, as defined below, in a total amount which exceeds the sum of the Tenant Improvement Allowance plus the Additional Tenant Improvement Allowance plus the Lab Improvement Allowance, as defined below.”

7.2 In the third sentence of the first paragraph of Section 2.1, the words “and the Lab Improvement Allowance” are hereby inserted following the phrase “for which the Tenant Improvement Allowance and the Additional Tenant Improvement Allowance”.

7.3 Section 2.1 is hereby amended to provided, that any portion of the Tenant Improvement Allowance or the Additional Tenant Improvement Allowance that is not requested to be disbursed in accordance with the terms of the Work Letter by December 31, 2017 shall be deemed to have not been elected to be used by Tenant and Landlord shall have no further obligation to provide the same to Tenant.

7.4 The following is inserted after the second paragraph of Section 2.1:

“In addition to the Tenant Improvement Allowance and the Additional Tenant Improvements Allowance referred to above, Tenant shall have the right, by written request to Landlord given prior to the completion of construction of the Tenant Improvements, to cause Landlord to provide up to $419,160.00 (i.e., $10.00 per rentable square foot of the Premises) (“Tranche One of the Lab Improvement Allowance”) for the costs of the Tenant Improvements. Tranche One of the Lab Improvement Allowance and Tranche Two of the Lab Improvement Allowance (defined below) are collectively referred to herein as the “Lab Improvements Allowance”. Any portion of the Lab Improvement Allowance that is not requested to be disbursed in accordance with the disbursement procedures set forth in this Work Letter by December 31, 2017, shall revert to Landlord and Tenant shall have no further rights with respect thereto.

In addition to Tranche One of the Lab Improvement Allowance, Tenant shall have the right, by written request to Landlord given prior to the completion of construction of the Tenant Improvements, to cause Landlord to provide up to an additional $10.00 per RSF (i.e., up to $419,160.00) in additional funds (the “Tranche Two of the Lab Improvements Allowance”) for costs of the Tenant Improvements.

In the event Tenant exercises its right to use all or any portion of the Lab Improvements Allowance, the monthly Base Rent for the Premises shall be increased by an amount equal to the “Lab Improvements Additional Monthly Base Rent,” as that term is defined below, in order to repay the Lab Improvements Allowance to Landlord.

The “Lab Improvements Additional Monthly Base Rent” shall be determined as the missing component of an annuity, which annuity shall have (i) the amount of the Lab Improvements Allowance utilized by Tenant as the present value amount, (ii) the number of full calendar months remaining in the Lease Term as the number of payments, and (iii) ten percent (10%) per annum, as the annual interest factor.

If Tenant elects to use any of the Lab Improvements Allowance, then the parties shall enter into an amendment in the form attached to the Lease Exhibit F (but tailored to refer to the Lab Improvements Allowance and the Lab Improvements Additional Monthly Base Rent) to document the Lab Improvements Additional Monthly Base Rent payable by Tenant (but the execution of such amendment shall not be a condition to Tenant’s obligations to pay such amounts).”

8. No Further Modification. Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[signatures contained on following page]

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

LANDLORD:		TENANT:

HCP LS REDWOOD CITY, LLC, a		REVOLUTION MEDICINES, INC.,
Delaware limited liability company		a Delaware corporation

By:	/s/ Jonathan M. Bergschneider	By:	/s/ Mark A. Goldsmith
	Jonathan M. Bergschneider,		Mark A. Goldsmith, M.D., Ph.D
	Executive Vice President		Print Name

		Its:	President & Chief Executive Officer

		By:	/s/ Margaret A. Horn
Print Name

		Its:	Margaret A. Horn
Sr. Vice President